Exhibit 4.3(a)

VIEWRAY INCORPORATED

AMENDMENT TO SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Amendment to Sixth Amended and Restated Investor Rights Agreement (this “Amendment”) is made as of the 18th day of February, 2015, and amends that certain Sixth Amended and Restated Investor Rights Agreement (the “IRA”), dated as of November 18, 2013, by and among ViewRay Incorporated, a Delaware corporation (the “Company”), and each of the Stockholders party thereto. Capitalized terms not otherwise defined in this Amendment have the meanings ascribed to them in the IRA.

RECITALS

A. The Company and the undersigned Stockholders desire to amend the IRA.

B. Pursuant to Section 7.5 of the IRA, the IRA may be amended or modified (or provisions of the IRA may be waived) only with the written consent of the Company (with the approval of the Company’s Board of Directors) and the holders of at least a majority of the votes attributable to the then outstanding shares of the Company’s Preferred Stock (the “Majority Preferred Holders”), and any waiver or amendment of the IRA shall be binding upon the Company, each of the parties thereto and any assignee of any such party.

C. The undersigned Stockholders constitute the Majority Preferred Holders.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Amendment agree as follows:

1. Amendments.

(a) Section 3.7 of the IRA is hereby amended and restated to read in its entirety as follows:

“(a) Royal Seal Holding Co., Limited (“RSHCL”) hereby acknowledges and agrees that the Company and the Board may (a) withhold from the Preferred C Director (as defined in the Charter) appointed by RSHCL (the “RSHCL Director”) all or any portion of any notices, minutes, meeting materials consents, and other materials that are sent to the other members of the Board and/or any committee thereof, (b) exclude the RSHCL Director from all or any portion of any meeting of the Board or any committee thereof, (c) redact or remove from the information or materials to be delivered to RSHCL pursuant to Section 3.1 and (d) limit the visitation rights of RSHCL described in Section 3.3 in each case, to the extent that the Board (excluding the RSHCL Director) makes a good faith reasonable determination that such withholding or exclusion is (x) necessary or prudent in order to preserve the attorney-client privilege, (y) necessary or prudent in order to protect the confidential information or trade secrets of the Company, and/or (z) necessary or prudent in order to prevent any actual or potential conflict of interest involving the RSHCL Director from arising or to prevent any actual or potential claim that failure to so withhold and/or exclude gave rise to an actual or potential conflict of interest involving the RSHCL Director. In each case, if and to the extent reasonably practicable, the Board will provide RSHCL with advance notice of such withholding, redaction or exclusion (it being understood and acknowledged that failure to provide such notice will not in any way limit the Company’s or the Board’s ability to effect such withholding, redaction or exclusion).

(b) RSHCL hereby agrees to cause the RSHCL Director to hold in confidence and not use or disclose any information provided to or learned by the RSHCL Director in his or her capacity as a member of the Board (other than for the management of RSHCL’s investment in the Company) and RSHCL shall be primarily responsible for any failure by the RSHCL Director to comply with this obligation. If any personnel of RSHCL acquires any such information, then RSHCL shall cause such personnel to abide by the terms and conditions of those certain agreements, each dated as of November 1, 2013, between the Company and RSHCL . RSHCL shall liable for any breach of any term of this Section 3.7 by any of its Affiliates and any of their respective directors, officers, employees, advisors and agents.”

2. Reference to and Effect on the IRA. On or after the date hereof, each reference in the IRA to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the IRA as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the IRA, a reference to the IRA in any of such to be deemed a reference to the IRA as amended hereby.

3. No Other Amendments. Except as set forth herein, the IRA shall remain in full force and effect in accordance with its terms.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which may be executed by less than all of the Stockholders, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

5. Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment or the IRA.

6. Governing Law. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

[Signature Pages Follow]

2

The parties have executed this Amendment to Sixth Amended and Restated Investor Rights Agreement as of the date first written above.

COMPANY:

VIEWRAY INCORPORATED

By:	/s/ Chris A. Raanes
Name:	Chris A. Raanes
Title:	President and Chief Executive Officer

Signature Page to Amendment to Sixth Amended and Restated Investor Rights Agreement

The parties have executed this Amendment to Sixth Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

BEACON BIOVENTURES FUND II LIMITED PARTNERSHIP

BY: BEACON BIOVENTURES ADVISORS FUND II LIMITED PARTNERSHIP, ITS SOLE GENERAL PARTNER

BY: IMPRESA MANAGEMENT LLC, ITS SOLE GENERAL PARTNER

By:	/s/ Mary F. Pendergast
Name:	Mary F. Pendergast
Title:	Vice President

Signature Page to Amendment to Sixth Amended and Restated Investor Rights Agreement

The parties have executed this Amendment to Sixth Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

AISLING CAPITAL II, LP

By:	/s/ Lloyd Appel
Name:	Lloyd Appel
Title:	CFO

Signature Page to Amendment to Sixth Amended and Restated Investor Rights Agreement

The parties have executed this Amendment to Sixth Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

KEARNY VENTURE PARTNERS, L.P.

BY: KEARNY VENTURE ASSOCIATES, L.L.C., ITS GENERAL PARTNER

By:	/s/ Caley Castelein
Name:	Caley Castelein
Title:	Managing Director

KEARNY VENTURE PARTNERS ENTREPRENEURS’ FUND, L.P.

BY: KEARNY VENTURE ASSOCIATES, L.L.C., ITS GENERAL PARTNER

By:	/s/ Caley Castelein
Name:	Caley Castelein
Title:	Managing Director

THOMAS WEISEL HEALTHCARE VENTURE PARTNERS, L.P.

BY: THOMAS WEISEL HEALTHCARE VENTURE PARTNERS, LLC, ITS GENERAL PARTNER

BY: THOMAS WEISEL CAPITAL MANAGEMENT LLC, ITS MANAGING MEMBER

By:	/s/ Caley Castelein
Name:	Caley Castelein
Title:	Managing Director

Signature Page to Amendment to Sixth Amended and Restated Investor Rights Agreement